Exhibit 99.1

MATERION CORPORATION ANNOUNCES FOURTH QUARTER 2012 UPDATE
AND FULL-YEAR 2013 OUTLOOK

MAYFIELD HEIGHTS, Ohio — February 13, 2013 — Materion Corporation (NYSE:MTRN) today provided an update to expected fourth quarter 2012 results and announced preliminary guidance for the full-year 2013. In addition, the Company announced that a charge to fourth quarter 2012 earnings is possible pending the outcome of investigations of year-end physical inventory results and a potential related theft at the Company’s Albuquerque, New Mexico facility.

FOURTH QUARTER 2012 STRONGER THAN EXPECTED

Business conditions and margins in the fourth quarter were better than initially anticipated and, as a result, fourth quarter earnings are now expected to be significantly higher, subject to the discussion below regarding a possible charge.

The Company had earlier provided guidance that full-year 2012 earnings would be in the range of $1.30 to $1.35 per share. This translates to fourth quarter guidance of $0.23 to $0.28 per share, which included approximately $0.10 per share of costs related to previously announced plans to consolidate certain manufacturing operations. Excluding these costs, results for the quarter were expected to be in the $0.33 to $0.38 per share range.

Results for the quarter are now expected to be in the range of $0.33 to $0.36 per share, which includes $0.13 per share as opposed to $0.10 per share for the aforementioned costs to consolidate certain manufacturing operations, as well as an unrelated tax benefit of $0.09 per share due to changes in projections. Excluding these costs and the tax benefit, results for the quarter are now expected to be in the $0.37 to $0.40 per share range. These results are preliminary and unaudited and are therefore subject to change.

POSSIBLE FOURTH QUARTER 2012 CHARGE

In January 2013, as the year-end physical inventory was being taken, the Company became aware of a potential theft of precious metal from its Albuquerque, New Mexico refinery. An internal investigation ensued, an arrest was made and a minor amount of stolen material was recovered.

The Company began further investigations, including an investigation of the physical inventory results and engaged an outside team of forensic experts and criminal investigators. While the results of these investigations are not yet complete, preliminary indications are that some, or all, of a year-end inventory short may be due to theft. The initial results of the physical inventory suggest that the impact on the fourth quarter of 2012 may be a charge of up to $0.25 per share. Recent inventories taken at other Company facilities were all within the normal, tight tolerances. The results of the physical inventory and the potential theft remain under investigation.

The Company has a specific theft insurance policy that covers theft of the suspected nature. The policy provides up to $10.0 million of coverage with a $100,000 deductible. The underwriters of the policy have been notified. The amount of insurance recovery is uncertain at this time, therefore, the recovery of any insurance proceeds cannot be recorded in the fourth quarter of 2012, but instead would be recorded in a future period.

Throughout the Company’s long history, a material theft has not been discovered at this location or any of the Company’s other locations and the Company has never made a material claim under its theft insurance.

OUTLOOK FOR 2013 IMPROVING

Overall market conditions and demand for the Company’s materials continued to improve throughout the fourth quarter of 2012. These improving conditions have continued thus far into 2013. The Company at this time expects earnings for the full-year 2013 to be in the range of $1.75 to $2.00 per share.

The Company’s guidance for 2013 will be more fully discussed at the previously announced February 28, 2013 conference call.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	Actual sales, operating rates and margins for 2012 and 2013;
•
Uncertainties relating to the physical inventory and possible theft at our Albuquerque facility, including (i) the outcome of our investigations, (ii) the timing and amount, if any, of any insurance proceeds that we might receive and (iii) the actual amount of any charge that we ultimately incur;

•	The global economy;
•
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

•	Changes in product mix and the financial condition of customers;
•	Our success in developing and introducing new products and new product ramp-up rates;
•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;
•	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;
•	Our success in moving the microelectronics packaging operations to Singapore;
•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;
•	The availability of adequate lines of credit and the associated interest rates;
•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;
•
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;
•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;
•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;
•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and
•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g